Hale and Dorr
                               Counsellors at Law
                  60 State Street, Boston, Massachusetts 02109
                         617-526-6000 o Fax 617-526-5000






                                              July 16, 1993



The Wright Managed Blue Chip Series Trust
24 Federal Street
Boston, Massachusetts 02199


Gentlemen and Ladies:


     This opinion is being rendered in connection with the registration under the Securities Act of 1933, as amended (the "Act"), and the Investment Company Act of 1940, as amended (the "Investment Company Act"), of shares of beneficial interest, no par value (the "Shares"), of The Wright Managed Blue Chip Series Trust (the "Trust"), a Massachusetts business Trust.

     The Trust was created under a written Declaration of Trust dated April 15, 1993 (the "Declaration of Trust"). Article V, Section 5.1 of the Declaration of Trust provides that the number of Shares authorized to be issued is unlimited. Pursuant to Article V, Section 5.4 of the Declaration of Trust, the Trustees are empowered, in their discretion, to issue Shares to such parties and for such consideration, at such time or times and on such terms as the Trustees deem appropriate or desirable. By vote adopted on June 16, 1993, the Trustees authorized officers of the Trust to determine the appropriate number of Shares to be registered under the Act and to issue and sell Shares to the public.

     For purposes of this opinion, we have examined such records of the Trust, certificates and such other documents as we have considered necessary or appropriate for purposes of this opinion. In our examination of such documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. We have relied as to certain factual matters on information obtained from officers of the Trust and other sources believed by us to be reliable.

     Based upon and subject to the foregoing, we are of the opinion that, when the registration statement relating to the Shares has become effective under the Act and the Shares have been issued, sold and paid for as contemplated by such registration statement, such Shares will be duly authorized, validly issued, fully paid and non-assessable by the Trust, subject to compliance with the Act, the Investment Company Act and applicable state laws regulating the sale of securities.

     The statements and opinions set forth in the third paragraph of this letter are qualified in that, because the Trust is a Massachusetts business trust, shareholders of the Trust, under certain circumstances, may be liable under applicable law to creditors of the Trust.
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     The  foregoing  opinion is limited to the federal laws of the United States and the laws of The Commonwealth of Massachusetts and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     We consent to your filing this opinion with the Securities and exchange Commission as an exhibit to the registration statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                          Very truly yours,

                                          /s/ Hale and Dorr

                                          Hale and Dorr